Registration No. 33-60340
                                                               Rule 424(b)(3)

           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 21, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
         Series 1993E, Class A-1, A-2, A-3, A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_________________________________________________________________

     On June 24, 1993, the Senior/Subordinate Pass-Through Certificates, Series 1993E, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $221,241,592. The Class A Certificates represented beneficial interests of approximately 97.58% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-41 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)
                                      December 31, 1996              December 31, 1995              December 31, 1994
         			 --------------------------    ----------------------------    -------------------------
                                  Number of                                                     Number of
                                 PrimeFirst       Principal        Number of      Principal    PrimeFirst      Principal
                                   Loans            Amount     PrimeFirst Loans    Amount        Loans           Amount
				 -----------      ---------    ----------------   ---------    ----------      ---------
PrimeFirst Loans
  Outstanding . . . . . . . .       11,054       $4,331,131           8,272      $3,536,761       7,615        $3,351,328
Delinquency Period
  30-59 Days  . . . . . . . .          180       $   84,297             127      $   56,370         121        $   86,279
  60-89 Days  . . . . . . . .           19            6,583              13           7,917          20            18,152
  90 Days or More*  . . . . .           29           27,590              44          45,749          17            19,257
				    ------       ----------           -----      ----------       -----        ----------
     Total Delinquency  . . .          228          118,470             184      $  110,036         158        $  123,688
				    ======       ==========           =====      ==========       =====        ==========
Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         2.06%            2.74%           2.22%           3.11%       2.07%             3.69%

Foreclosures  . . . . . . . .           29       $   39,100              28      $   38,209          18        $   15,637
Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         0.26%            0.90%           0.34%           1.11%       0.24%             0.47%




_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                Year Ended        Year Ended          Year Ended
                                             December 31, 1996 December 31, 1995   December 31, 1994
 					     ----------------- -----------------   -----------------
Average Principal Balance of PrimeFirst
  Loan Portfolio . . . . . . . . . . . . .      $3,933,946        $3,444,045            $2,807,875
Average Number of PrimeFirst Loans
  Outstanding
  During the Period . . . . . . . . . . . .          9,663             7,944                 6,287

Gross Charge-offs . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
Recoveries  . . . . . . . . . . . . . . . .              0                 0                     0
						----------        ----------            ----------
Net Charge-offs . . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
						==========        ==========            ==========
Net Charge-offs as a percent of Average
  Principal Balance Outstanding . . . . . .           0.16%             0.05%                 0.02%


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Group 1 Mortgage Loan Principal Balances", "Margins in Loan Group 1", "Range of Cut-Off Date Group 2 Mortgage Loan Principal Balances" and "Cut-Off Date Group 3 Mortgage Loan Principal Balances" under the heading "The Mortgage Pool" on pages S-26, S-29, S-32 and S-36, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1996, the Mortgage Loan Balances and margins of the Mortgage Loans:


  RANGE OF GROUP 1 MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1996


                                       Number of                                      % of Mortgage
             Range of                  Mortgage                                         Pool by
        Principal Balances              Loans           Principal Balance          Principal Balance
---------------------------------     ----------      ---------------------       -------------------
$    0.00-     49,999.99  . . . .         4             87,612.17                      0.08%
$    60,000.00-     74,999.99 . .         5            337,915.44                      0.29
$    75,000.00-     99,999.99 . .         8            723,016.43                      0.62
$    100,000.00-    149,999.99  .        44          5,473,543.95                      4.73
$    150,000.00-    199,999.99  .        28          4,979,051.50                      4.30
$    200,000.00-    249,999.99  .        36          7,962,739.50                      6.88
$    250,000.00-    299,999.99  .        23          6,389,205.25                      5.52
$    300,000.00-    349,999.99  .        19          5,980,863.13                      5.17
$    350,000.00-    399,999.99  .        13          4,833,585.99                      4.17
$    400,000.00-    449,999.99  .        10          4,211,041.16                      3.64
$    450,000.00-    499,999.99  .         7          3,300,551.02                      2.85
$    500,000.00-    549,999.99  .        10          5,200,022.48                      4.49
$    550,000.00-    599,999.99  .         4          2,236,306.96                      1.93
$    600,000.00-    649,999.99  .         7          4,357,215.65                      3.76
$    650,000.00-    699,999.99  .         2          1,313,659.87                      1.13
$    700,000.00-    749,999.99  .         3          2,175,968.24                      1.88
$    750,000.00-    799,999.99  .         1            765,000.00                      0.66
$    800,000.00-    849,999.99  .         1            800,000.00                      0.69
$    850,000.00-    899,999.99  .         2          1,770,999.99                      1.53
$    950,000.00-    999,999.99  .         4          3,945,925.74                      3.41
$    1,000,000.00-  1,099,999.99          5          5,209,354.22                      4.50
$    1,100,000.00-  1,199,999.99          2          2,222,581.97                      1.92
$    1,200,000.00-  1,299,999.99          3          3,837,344.00                      3.31
$    1,300,000.00-  1,399,999.99          1          1,349,034.89                      1.17
$    1,400,000.00-  1,499,999.99          1          1,430,000.00                      1.24
$    1,500,000.00-  1,599,999.99          1          1,500,000.00                      1.30
$    1,700,000.00-  1,799,999.99          1          1,720,000.00                      1.49
$    1,800,000.00-  1,899,999.99          1          1,853,000.00                      1.60
$    2,000,000.00-  2,099,999.99          2          4,000,000.00                      3.45
$    2,700,000.00-  2,799,999.99          2          5,400,000.00                      4.66
$    2,900,000.00-  2,999,999.99          1          2,984,970.21                      2.58
$3,000,000.00 or Higher . . . . .         4         17,425,714.24                     15.05
					--- 	   -------------- 		     -------
                 TOTALS   . . . .       255        115,776,224.00                    100.00%
					=== 	   ============== 		     =======


               RANGE OF GROUP 1 MARGINS AS OF DECEMBER 31, 1996


                                                                                           % of Mortgage
                          Number of                                                           Pool by
    Margin/(1)/         Mortgage Loans              Principal Balance                    Principal Balance
-------------------     --------------            --------------------                  --------------------
  -0.250%                       26                   46,176,369.60                            39.88%
  -0.125%                       20                   13,057,968.13                            11.28
   0.000%                       74                   27,104,097.99                            23.41
   0.250%                       62                   13,744,222.05                            11.87
   0.500%                       68                    8,495,894.80                             7.34
   0.750%                        1                      234,991.77                             0.20
   1.000%                        1                      112,679.66                             0.10
   1.500%                        2                    6,250,000.00                             5.40
   1.625%                        1                      600,000.00                             0.52
			       ---		  ----------------		 	     -------
            TOTALS             255                 $115,776,224.00                           100.00%
			       ===		  ================		 	     =======

_________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except when the Margin is greater than or equal to 1.50%, in which case it is added to the applicable Six-Month LIBOR Index; provided that the Mortgage Rate will not exceed its Maximum Mortgage Rate.
                             ____________________


  RANGE OF GROUP 2 MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1996

                                         Number of                                   % of Mortgage
             Range of                     Mortgage                                      Pool by
        Principal Balances                 Loans          Principal Balance        Principal Balance
-----------------------------------      ----------      -------------------     ----------------------
$    50,000.00-     54,999.99 . .           1               53,564.91                     0.83%
$    100,000.00-    149,999.99  .           2              216,750.86                     3.34
$    150,000.00-    199,999.99  .           7            1,308,049.88                    20.14
$    200,000.00-    249,999.99  .           4              887,799.70                    13.68
$    250,000.00-    299,999.99  .           4            1,114,141.23                    17.16
$    300,000.00-    349,999.99  .           2              654,284.70                    10.08
$    350,000.00-    399,999.99  .           1              365,311.57                     5.63
$    500,000.00-    549,999.99  .           2            1,041,502.95                    16.04
$    850,000.00-    899,999.99  .           1              850,243.45                    13.10
					  ---		 ------------		  	-------
              TOTALS  . . . . . .          24            6,491,649.25                   100.00%
					  ===		 ============		  	=======


  RANGE OF GROUP 3 MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1996


                                         Number of                                   % of Mortgage
             Range of                    Mortgage                                       Pool by
        Principal Balances                 Loans          Principal Balance        Principal Balance
---------------------------------        ---------     ---------------------      ---------------------
$    75,000.00-     99,999.99 . .            1         $   95,969.23                    1.08%
$    100,000.00-    149,999.99  .            1            101,862.76                    1.14
$    150,000.00-    199,999.99  .            4            759,252.60                    8.53
$    200,000.00-    249,999.99  .            8          1,801,172.32                   20.24
$    250,000.00-    299,999.99  .            1            289,821.39                    3.26
$    300,000.00-    349,999.99  .            3            998,086.72                   11.22
$    350,000.00-    399,999.99  .            2            749,165.28                    8.42
$    400,000.00-    449,999.99  .            1            406,502.41                    4.57
$    450,000.00-    499,999.99  .            1            469,738.74                    5.28
$    550,000.00-    599,999.99  .            1            583,087.35                    6.55
$    750,000.00-    799,999.99  .            1            772,577.00                    8.68
$    900,000.00-    949,999.99  .            1            906,049.79                   10.18
$    950,000.00-    999,999.99  .            1            965,147.11                   10.85
					   ---	       -------------		      -------
              TOTALS  . . . . . .           26         $8,898,432.70                  100.00%
					   ===	       =============		      =======

                      --------------------------------

                The date of this Supplement is March 31, 1997.